QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.6(a)

REGISTRATION RIGHTS AGREEMENT

        This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is entered into as of November 1, 2004 by and among NORTHWESTERN CORPORATION, a Delaware corporation (the "Company"), and each of the persons identified on Exhibit A hereto (such identified persons, and any other person who acquires Registrable Securities (defined below) and becomes a party to this Agreement in accordance with Section 3.1, being referred to as the "Securityholders"). Capitalized terms used herein and not otherwise defined have the respective meanings given them in Article 1.

RECITALS

        This Agreement is being entered into in connection with the issuance of Common Stock and Warrants (each as defined below) on the date hereof to the Securityholders in furtherance of the Plan.

        To induce the Securityholders to vote in favor of the Plan and to accept the issuance of Common Stock and Warrants by the Company in furtherance of the Plan, the Company has agreed to register Registrable Securities under the Securities Act and to take certain other actions with respect to the Registrable Securities, all in accordance with and subject to the terms of this Agreement. This Agreement sets forth the terms and conditions of such agreement by the Company.

        In consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

        As used herein, the following terms shall have the following meanings:

        "Affiliate" shall mean, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of stock, by contract, or otherwise.

        "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware.

        "Commission" shall mean the Securities and Exchange Commission.

        "Common Stock" shall mean the common stock of the Company, par value $.001 per share.

        "Converted Demand Notice" shall have the meaning provided in Section 2.3.

        "Converted Demand Registration" shall have the meaning provided in Section 2.3.

        "Demanding Holders" shall have the meaning provided in Section 2.1(a).

        "Demand Registration" shall have the meaning provided in Section 2.1(a).

        "Demand Registration Notice" shall have the meaning provided in Section 2.1(a).

        "Effective Period" shall have the meaning provided in Section 2.1.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Holder" shall mean any Securityholder owning or having the right to acquire Registrable Securities, including any Securityholder owning Warrants issued to such Securityholder pursuant to the Plan and any Person who becomes a Securityholder pursuant to Section 3.1.

        "Indemnified Holder" shall have the meaning provided in Section 2.7(a).

        "Long-Form Registration" shall mean a Demand Registration under the Securities Act on Form S-1 or any similar long-form registration statement.

        "Person" shall mean any natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust or other organization.

        "Piggyback Holders" shall have the meaning provided in Section 2.2(a).

        "Piggyback Notice" shall have the meaning provided in Section 2.2(a).

        "Piggyback Registration" shall have the meaning provided in Section 2.2(a).

        "Plan" means the Company's Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

        "Prospectus" shall have the meaning provided in Section 2.4(a).

        "Registrable Securities" shall mean (a) Common Stock issued to Securityholders pursuant to the Plan and (b) any other securities issued or distributed, or issuable pursuant to rights or options distributed, as a dividend or other distribution with respect to, such Common Stock or other securities of the Company issued in exchange for such Common Stock; provided, however, that a Registrable Security shall cease to be a Registrable Security at such time that (A) the Registrable Security has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering it or transferred pursuant to Rule 144 or Rule 145 under the Securities Act (or any successor provision then in force) or (B) the Holder thereof is able to sell all Registrable Securities held or entitled to be held upon conversion of such Registrable Securities by such Holder under Rule 144 (or any similar provision then in force) during any three-month period.

        "Registration" shall have the meaning provided in Section 2.4.

        "Registration Statement" shall have meaning provided in Section 2.4(a).

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Securityholders" shall have the meaning provided in the introductory paragraph to this Agreement.

        "Short-Form Registration" shall mean a Demand Registration under the Securities Act on Form S-3, as such form is in effect on the date hereof, or any other registration statement form under the Securities Act subsequently adopted by the Commission that permits incorporation of substantial information by reference to other documents filed by the Company with the Commission.

        "Warrants" shall mean warrants to purchase Common Stock.

ARTICLE 2

REGISTRATION RIGHTS

        2.1   Demand Registration Rights.

          (a)   Right to Demand. If the Company shall receive a written request, from one or more Holders of 10% or more of the then outstanding Registrable Securities, that the Company register with the Commission, under and in accordance with the provisions of the Securities Act, all or part of their Registrable Securities (the Holders giving such written request, the "Demanding Holders," such request, a "Demand Registration Notice" and such registration, a "Demand Registration"), the Company shall no later than ten (10) days after the receipt of the Demand Registration Notice), send written notice to each Holder of its intention to comply with the Demand Registration Notice and, subject to Section 2.1(b) below, to include in such registration all Registrable Securities of the

  Holders with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the Company's giving of such notice. Once a Demand Registration Notice has been delivered by a Demanding Holder, no other Demand Registration Notice may be delivered by any other Holder or be effective until the delivered Demand Registration Notice has been withdrawn. Subject to Section 2.3, once a Demand Registration Notice has been delivered by a Demanding Holder, the Company will not effect any public sale or distribution of its equity securities or securities convertible into or exercisable or exchangeable for such equity securities under the Securities Act after such Demand Registration Notice has been delivered until (i) such Demand Registration Notice has been withdrawn or (ii) ninety (90) days after the effective date of the registration statement relating to such Demand Registration (or such shorter period as may be agreed to by the managing underwriter or underwriters). Any registration that involves a shelf registration statement and any offerings under such shelf registration statement shall be one and the same Demand Registration for the purposes of clause (iii) below. A Demand Registration may be either a Long-Form Registration or, if the Company is then eligible to use Form S-3, a Short-Form Registration. All Demand Registrations shall be Short-Form Registrations whenever the Company is eligible to use any applicable short-form for registrations. All requests made pursuant to this Section 2.1(a) will specify the aggregate number of Registrable Securities requested to be registered and will also specify the intended methods of disposition thereof. Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.1(a):

            (i)    unless the requesting Holders indicate a good faith intention to register Registrable Securities of the Company having a reasonably anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $25 million;

            (ii)   prior to the date which is one hundred twenty (120) days following the date hereof;

            (iii)  after the Company has effected three (3) Demand Registrations; provided, however, that, in the event that less than all of the Registrable Securities requested to be included in such Demand Registration by the Holders exercising their demand registration rights hereunder are so included pursuant to Section 2.1(b) hereof, the Company shall be required to effect such additional Demand Registrations as may be necessary to register the Registrable Securities that are not included in such registration pursuant to Section 2.1(b);

            (iv)  more than once during any twelve (12) month period;

            (v)   if the Demand Registration has been converted into a Converted Demand Registration in accordance with Section 2.3; or

            (vi)  if the Company shall furnish to the Demanding Holders a certificate, signed by the President of the Company, stating that in the good faith judgment of the Board it would be detrimental to the Company or its shareholders for a Registration Statement to be filed at such time. In such event, the Company's obligation to use all reasonable efforts to register, qualify or comply under this Section 2.1(a) shall be deferred for a single period not to exceed ninety (90) days from the date of receipt of the Demand Registration Notice by the Demanding Holders.

        A registration requested pursuant to this Section 2.1(a) shall not be deemed to have been effected for purposes of clause (iii) above, (1) unless a registration statement with respect thereto has become effective (unless the Demand Registration has been withdrawn by the Demanding Holders and such Demanding Holders either have paid expenses under Section 2.1(c) or were not required to pay expenses under clause (i) of such Section or unless the Demand Registration has been converted into a Converted Demand Registration under Section 2.3), (2) if the registration statement does not remain effective for a period ending on the earlier of (A) such time as all shares registered pursuant to such registration statement cease to be Registrable Securities and (B) at least one hundred twenty (120) days (or, in the case of a shelf registration statement, for a period of at least one year) from the effective date of such registration statement (as applicable, the "Effective Period"), (3) if, after it has become effective, but before all of the shares included in such registration have been sold prior to the expiration of the Effective Period, such registration is subject to any stop order, injunction or other order or requirement of the Commission or any other governmental agency or court that permanently prevents the sale of the Registrable Securities that were to have been registered for any reason not attributable to the actions or omissions of the holders of such Registrable Securities or (4) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived and no such closing occurs, other than by reason of some act or omission by the holders of the Registrable Securities that were to have been registered.

          (b)   Priority on Demand Registrations. If in any Demand Registration the managing underwriter or underwriters thereof advise the Company in writing that in its or their reasonable opinion (or in the case of a Demand Registration not being underwritten, the Demanding Holders shall reasonably determine (and notify the selling Holders of such determination)) that the number of securities proposed to be sold in such Demand Registration is inconsistent with that which can be sold in such offering without having a material adverse effect on the success of the offering (including, without limitation, an adverse impact on the selling price or the number of Registrable Securities that any participating Holder may sell), the Company will be obligated to include in such registration only the number of securities that, in the reasonable opinion of such underwriter or underwriters (or the Demanding Holders, as the case may be) can be sold without having a material adverse effect on the success of the offering, in the following order of priority: (i) first, the Registrable Securities requested to be included in such Demand Registration by the Demanding Holders and (ii) second, any Registrable Securities held by any other Persons (other than the Company) requested to be included in such Demand Registration, in each case pro rata on the basis of the number of Registrable Securities requested to be included by such Holders.

          (c)   Withdrawal. A Demand Registration may be withdrawn by the Demanding Holders holding a majority of the Registrable Securities included in the Demand Registration Notice prior to such registration statement being declared effective without the demand counting as a Demand Registration hereunder; provided that the Demanding Holders reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company in connection with the Demand Registration, except that no reimbursement shall be required (i) if such withdrawal is based on material adverse information about the Company that had not been publicly disclosed by the Company as of the time of the request or (ii) if such registration statement is not deemed to be effective pursuant to the final paragraph of Section 2.1(a).

          (d)   Selection of Underwriters. The Demanding Holders shall have the right to determine whether or not any Demand Registration shall be underwritten. If any Demand Registration is an underwritten offering, the Demanding Holders shall have the right to select the managing underwriter or underwriters to administer the offering, subject to the Company's right to approve any underwriters so selected, which approval shall not be unreasonably withheld or delayed.

        2.2   Piggyback Registration Rights.

          (a)   Right to Piggyback. If and whenever the Company proposes to register any Common Stock (or securities convertible into or exchangeable for, or options to purchase, Common Stock) with the Commission under the Securities Act in connection with the public offering of such securities solely for cash, other than (i) a registration relating solely to employee benefit plans, (ii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or (iii) a registration relating solely to a Rule 145 transaction, and the registration form to be used may be used for the registration of the Registrable Securities (a "Piggyback Registration"), the Company (A) will give written notice (the "Piggyback Notice") to all Holders owning 5% or more of the Registrable Securities (the "Piggyback Holders") no later than the later of (1) forty-five (45) days prior to the anticipated filing date, or (2) promptly following its decision to file, of its intention to effect such a registration, which Piggyback Notice will specify the proposed offering price (or reasonable range thereof), the kind and number of securities proposed to be registered, the distribution arrangements and such other information that at the time would be appropriate to include in such notice, and (B) will, subject to Section 2.2(b) below, include in such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the date of the Piggyback Notice. The Company may at any time abandon or suspend a registration under Section 2.2 or defer any registration of its securities under the circumstances specified in subsection 2.1(a)(vi).

          (b)   Priority on Piggyback Registrations. If the managing underwriter or underwriters in any Piggyback Registration, if any, advise the selling Piggyback Holders in writing that in its or their reasonable opinion or, in the case of a Piggyback Registration not being underwritten, the Company shall reasonably determine (and notify the selling Piggyback Holders of such determination), based upon the advice of such managing underwriter or underwriters, or if there is none, based on the advice of an independent investment banker of nationally recognized standing, that the number or kind of securities proposed to be sold in such registration (including Registrable Securities to be included pursuant to Section 2.2(a) above) is inconsistent with that which can be sold in such registration without having a material adverse effect on the success of the offering (including, without limitation, an adverse impact on the selling price or the number of securities that any participant may sell), the Company will include in such registration the number of securities, if any, which, in the opinion of such underwriter or underwriters, or the Company, based upon the advice of an independent investment banker of nationally recognized standing, as the case may be, can be sold, in the following order of priority: (i) first, the shares the Company proposes to sell for its own account and (ii) second, the Registrable Securities requested to be included in such registration by Piggyback Holders (pro rata based on the number of Registrable Securities that each such Piggyback Holder shall have requested to include therein).

          (c)   Withdrawal. A request for Piggyback Registration may be withdrawn by any Piggyback Holder making such a request; provided that such Piggyback Holder reimburse the Company for all reasonable incremental additional out-of-pocket expenses incurred by the Company relating solely to such request, except that no reimbursement shall be required if such withdrawal is based on material adverse information about the Company that had not been publicly disclosed by the Company as of the time of the request.

          (d)   Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the Company will (i) select a managing underwriter or underwriters to administer the offering, which managing underwriter or underwriters will be of nationally recognized standing, and (ii) determine the terms under which such underwriting shall take place.

        2.3   Conversion of Demand Registration. Notwithstanding anything to the contrary contained in Section 2.1, if the Company receives a Demand Registration Notice and, at the time of such receipt, the Company has a good faith intention to effect a registration covering securities to be sold for its own account within sixty (60) days following the receipt of the Demand Registration Notice which registration would qualify as a Piggyback Registration, the Company may elect, by giving written notice (the "Converted Demand Notice") to all Piggyback Holders not later than ten (10) days after receipt of the Demand Registration Notice, to convert the Demand Registration into a Piggyback Registration in accordance with this Section 2.3 (a "Converted Demand Registration"). The Converted Demand Notice shall state that the Company has a good faith intention to effect a Converted Demand Registration and shall otherwise comply with the requirements of a Piggyback Notice under Section 2.2. Upon delivery of such Converted Demand Notice, the Converted Demand Registration shall be deemed to be a Piggyback Registration for all purposes of this Agreement and the provisions of Section 2.2 will thereupon apply; provided that such conversion election shall only be effective if (i) all of the Demanding Holders' Registrable Securities may be registered for sale in such Converted Demand Registration, without underwriter cutback pursuant to Section 2.2, (ii) the Company shall reasonably determine (and notify the Demanding Holders of such determination), based upon the advice of the managing underwriter or underwriters of the registration, that the number or kind of securities proposed to be sold in such registration by the Company is consistent with that which could have been sold in the Demand Registration (had it not been converted into a Converted Demand Registration) without having a material adverse effect on the success of the offering (including, without limitation, an adverse impact on the selling price or the number of securities that any Holder may sell) and (iii) the Company is actively employing in good faith all commercially reasonable efforts to cause the Converted Demand Registration to become effective. If the requirements in the foregoing proviso are not met (or if the Company abandons or suspends the registration in accordance with the last sentence of Section 2.2(a)), the Converted Demand Registration shall no longer be deemed to be a Converted Demand Registration but instead shall be deemed to be a Demand Registration.

        2.4   Registration Procedures. With respect to any registration of Registrable Securities pursuant to this Article 2 (generically, a "Registration"), the Company will, subject to Sections 2.1(b) and 2.2(b), as expeditiously as practicable:

          (a)   prepare and file with the Commission, within one hundred twenty (120) days after mailing the applicable Notice (sixty (60) days after mailing the applicable Notice in the event the Company is eligible to use a Form S-3 or any successor short-form registration form), a registration statement (the "Registration Statement") relating to the applicable Registration on any appropriate form under the Securities Act, which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and use all commercially reasonable efforts to cause such Registration Statement to become effective; provided, however, that before filing a Registration Statement or prospectus related thereto (a "Prospectus") or any amendments or supplements thereto, the Company will furnish to the Holders covered by such Registration Statement and the underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable (but timely) review by such Holders and underwriters and their respective counsel, and the Company will not file any Registration Statement or amendment thereto or any Prospectus or any supplement thereto to which the Demanding Holders or the underwriters, if any, shall reasonably object;

          (b)   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep each Registration Statement effective for a period of not less than the Effective Period (or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn) or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer; cause each Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;

          (c)   notify the selling Holders and the managing underwriters, if any, (A) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the

  Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (E) of the happening of any event which makes any statement made in the Registration Statement, the Prospectus or any document incorporated therein by reference untrue or which requires the making of any changes in the Registration Statement, the Prospectus or any document incorporated therein by reference in order to make the statements therein not misleading;

          (d)   make commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment;

          (e)   if reasonably requested by the managing underwriter or underwriters or a holder of Registrable Securities being sold in connection with an underwritten offering, incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters and the Demanding Holders, and, if there are none, the holders of a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering;

          (f)    deliver to each selling Holder and the underwriters, if any, a reasonable number of copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto;

          (g)   prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the selling Holders, the underwriters, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or "blue sky" laws of such jurisdictions as the selling Holders and any underwriter reasonably requests in writing, considering the amount of Registrable Securities proposed to be sold in each such jurisdiction; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to taxation in any such jurisdiction or to general service of process in any such jurisdiction where it is not then so subject;

          (h)   provide and cause to be maintained a transfer agent and a registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

          (i)    provide a CUSIP number for all Registrable Securities not later than the effective date of the applicable registration statement;

          (j)    if reasonably requested by the managing underwriter or underwriters or a Holder of Registrable Securities being sold in connection with an underwritten offering, participate in roadshows relating to such offering;

          (k)   if requested by the Demanding Holders, the Holders of a majority of such Registrable Securities or the managing underwriters, if any, use commercially reasonable efforts to (A) cause all Registrable Securities covered by any Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed or (B) cause such Registrable Securities to be authorized for trading on the Nasdaq National Market System if any similar securities issued by the Company are then so authorized, and cooperate to make any filings required by such exchange or quotation system, including the preparation and delivery of any certificates reasonably requested;

          (l)    enter into such agreements (including an underwriting agreement in usual and customary form) and take all such other actions in connection therewith in order to facilitate the disposition of such Registrable Securities as shall be reasonably necessary;

          (m)  if the offering is underwritten and at the reasonable request of any Holder participating in such Registration, use commercially reasonable efforts to furnish on the date that Registrable Securities are delivered for sale pursuant to such registration: (A) an opinion, dated such date, of counsel representing the Company for purposes of such Registration, in the usual and customary form and substance; and (B) a letter, dated such date, from the independent public accountants retained by the Company providing "comfort" on financial matters with respect to such Registration in the usual and customary form and substance;

          (n)   permit Holders and any underwriters participating in such Registration to undertake such due diligence is as usual and customary under the circumstances; provided that such selling Holders and any underwriters shall use their best efforts to coordinate such due diligence to avoid additional expense to the Company and delay of the offering; and

          (o)   keep each selling Holder of Registrable Securities advised in writing as to the initiation and progress of any Registration hereunder.

        As a condition to participating in a Registration, each Holder of Registrable Securities as to which any Registration is being effected shall furnish to the Company in writing such information regarding the Holder and the proposed distribution of such securities as the Company may from time to time reasonably request in writing.

        Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.4(c)(B),(C), (D), or (E), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder's receipt of copies of the supplemented or amended Prospectus or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities.

        2.5   Restrictions on Public Sale. To the extent not inconsistent with applicable law, (i) each Securityholder agrees not to effect any public sale or distribution of Common Stock, including a sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, during the 180-day period (or such shorter period as may be agreed to by the managing underwriter or underwriters) following the initial underwritten public offering of Common Stock under the Securities Act, and (ii) each Holder whose Registrable Securities are included in a Registration Statement hereunder if requested by the managing underwriter or underwriters for such Registration, agrees not to effect any public sale or distribution of Registrable Securities, including a sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, during the fifteen (15) business days prior to, and during the 90-day period (or such shorter period as may be agreed to by such underwriter or underwriters) beginning on, the effective date of a Registration Statement pursuant to such Demand Registration or Piggyback Registration (except as part of such Demand Registration or Piggyback Registration); provided that all directors and officers of the Company and Holders of 5% or more of the then outstanding shares of Common Stock have agreed to the same restrictions.

        2.6   Registration Expenses. All expenses incident to the Company's performance of or compliance with this Article 2 will be borne by the Company (including, without limitation, the reasonable fees and disbursements of not more than one counsel selected by the selling Holders to represent such Holders in connection with the Demand Registration); provided, however, the Company shall not bear the costs and expenses of underwriters' commissions, brokerage fees or transfer taxes for any selling Holder or, except as provided in this Section 2.6, the fees and expenses of any attorneys, accountants or other representatives retained by any selling Holder.

        2.7   Indemnification.

          (a)   Indemnification by the Company. The Company agrees to indemnify each Holder, its officers, directors and agents and each Person who "controls" such Holder within the meaning of the Securities Act and the Exchange Act (each, an "Indemnified Holder"), against losses, claims, damages, including amounts incurred in settlement, liabilities and expenses (including, without limitation, reasonable attorneys fees and expenses) arising out of, based upon or resulting from any untrue statement or alleged untrue statement of a material fact in the Registration Statement, Prospectus or preliminary Prospectus or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement or omission based upon information furnished in writing to the Company by such Indemnified Holder or its representative expressly for use therein. The Company also will indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above, if requested.

          (b)   Indemnification by Holders of Registrable Securities. Each Holder participating in a Registration agrees to indemnify the Company, its directors, officers and agents and each Person who "controls" the Company (within the meaning of the Securities Act and the Exchange Act) against losses, claims, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement of a material fact in the Registration Statement, Prospectus or preliminary Prospectus or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent, and only to the extent, that any such loss, claim, damage, liability or expense arises out of, is based upon or results from any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon, in reliance on and in conformity in all material respects with, information furnished in writing to the Company by such Holder or its representative expressly for use therein. In no event shall the liability of any selling Holder hereunder or under any underwriting agreement be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Registration Statement or Prospectus.

          (c)   Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will: (i) give prompt written notice to the indemnifying party after the receipt by the indemnified party of a written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party will claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding Section 2.7(a) or 2.7(b), as applicable, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice, and (ii) unless in such indemnified party's reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld or delayed). No indemnifying party will or will be required to consent to the entry of any judgment or to enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel in any one jurisdiction for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

          (d)   Contribution. If for any reason the indemnification provided for in Sections 2.7(a) or 2.7(b), as applicable, is unavailable to an indemnified party as contemplated by such Section, then the indemnifying party, in lieu of indemnification, shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.

          (e)   Other Expenses. In addition to, but not in duplication of, the foregoing indemnification obligations of the Company, each Holder shall be entitled to reimbursement from the Company for any out-of-pocket loss, claim, damage, liability or expense actually incurred by such Holder in the event, and only to the extent, that such Holder suffers such out-of-pocket loss, claim, damage, liability or expense as a result of such Holder's inability to make delivery of sold securities due to the Company's breach of its commitment to provide timely notice as required by clauses (C), (D) or (E) of Section 2.3(c).

        2.8   Rule 144. The Company agrees that at all times after it has filed a registration statement pursuant to the requirements of the Securities Act relating to any class of equity securities of the Company, it will use its best efforts to file in a timely manner all reports required to be filed by it pursuant to the Securities Act and the Exchange Act and will take such further action as any Holder may reasonably request in order that such Holder may effect sales of Registrable Securities pursuant to Rule 144. At any reasonable time and upon the reasonable request of a Securityholder, the Company will furnish such Securityholder with such information as may be necessary to enable the Securityholder to effect sales of Registrable Securities pursuant to Rule 144 under the Securities Act and will deliver to such Securityholder a written statement as to whether it has complied with such requirements. Notwithstanding the foregoing, the Company may deregister any class of its equity securities under Section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.

        2.9   Participation in Underwritten Registrations. No Holder may participate in any underwritten registration hereunder unless such Holder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Company, and (ii) accurately completes in a timely manner and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements; provided that no Holder shall be required to make any representations, warranties or indemnities other than with respect to such Holder's securities, the intended method of distribution and other matters as may be required by law.

        2.10 Certain Limitations in Connection with Registration Rights. From and after the date hereof, without the prior written consent of the holders of a majority of the then outstanding Registrable Securities, the Company shall not enter into any agreement with any Person or Persons providing for the granting to such Person or Persons of registration rights with a priority superior to, or inconsistent in any material respect with, those granted to Holders pursuant to this Article 2.

ARTICLE 3

MISCELLANEOUS

        3.1   Future Securityholders. Any Person who acquires Common Stock pursuant to the Plan representing 5% or more of the then outstanding Common Stock, or who, directly or indirectly, acquires Registrable Securities from a Securityholder and becomes the Holder of 5% or more of the Registrable Securities, may become a party to this Agreement by execution and delivery to the Company of a counterpart of this Agreement. Upon delivery of such counterpart, (i) the signature pages hereto and Exhibit A shall be amended to reflect the name of such new party, and (ii) such new party shall thereafter be deemed a "Securityholder" for purposes of this Agreement.

        3.2   Specific Performance, Etc. The Company and each Securityholder, in addition to being entitled to exercise all rights provided herein, in the Company's certificate of incorporation or granted by law will be entitled to specific performance of its rights under this Agreement. Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

        3.3   Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; upon confirmation of transmission if transmitted by telecopy, electronic or digital transmission method; the day after is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested. If notice is given in multiple fashions, the date of first effective notice shall control. In each case notice shall be sent to:

        If to the Company, addressed to:

    125 South Dakota Avenue
    Sioux Falls, South Dakota 57104
    Fax: 605-978-2845
    Attention: General Counsel

        If to any Securityholder:

    To the address set forth for such Securityholder as set forth on such Securityholder's signature page hereto or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

        3.4   Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto. Except as set forth in this Section 3.4, the provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may not be given, unless approved by the Company in writing and the Company has obtained the written consent of Securityholders holding not less than a majority of the Registrable Securities. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder. Notwithstanding any provision herein to the contrary, the addition of a party to this Agreement at any time in connection with such party becoming a Securityholder shall not constitute an amendment, modification or supplement of this Agreement and shall only require the agreement of the Company and the Securityholder being added as a party to this Agreement; all such persons shall be considered to be Securityholders from the date they become a signatory to this Agreement.

        3.5   Recapitalizations, Exchange, Etc. Affecting the Company's Shares. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Stock issued under the Plan (including Common Stock issued upon the exercise of Warrants issued under the Plan), to any and all shares of capital stock of the Company that may be issued in respect of, in exchange for, or in substitution of such Common Stock and shall be appropriately and equitably adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. If such transactions occur, the parties agree to amend this Agreement to the extent necessary so as to preserve the rights granted to the parties hereunder.

        3.6   Service of Process; Consent to Jurisdiction.

          (a)   Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under New York law.

          (b)   Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement shall be brought in any state or federal court located in the State of New York; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

        3.7   Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        3.8   Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        3.9   Governing Law. This Agreement shall governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

        3.10 Construction. Differences in language as between similar provisions covering similar matters may reflect differences in style rather than a different substantive intent and should be construed accordingly.

        3.11 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

        3.12 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other document or instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document or instrument.

        3.13 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

NORTHWESTERN CORPORATION
By:	/s/ BRIAN B. BIRD
	Name:	Brian B. Bird
	Title:	Chief Financial Officer

SECURITYHOLDERS
DRAWBRIDGE OSO SECURITIES LLC
By:	/s/ KEVIN J. TREACY
	Name:	Kevin J. Treacy
	Title:	Chief Financial Officer
Address for Notices:
c/o Fortress Investment Group LLC 1251 Avenue of the Americas Suite 1600 New York, NY 10020

SECURITYHOLDERS
DRAWBRIDGE GLOBAL OPPORTUNITIES LLC
By:	/s/ KEVIN J. TREACY
	Name:	Kevin J. Treacy
	Title:	Chief Financial Officer
Address for Notices:
c/o Fortress Investment Group LLC 1251 Avenue of the Americas Suite 1600 New York, NY 10020

SECURITYHOLDERS
DRAWBRIDGE DSO SECURITIES LLC
By:	/s/ KEVIN J. TREACY
	Name:	Kevin J. Treacy
	Title:	Chief Financial Officer
Address for Notices:
c/o Fortress Investment Group LLC 1251 Avenue of the Americas Suite 1600 New York, NY 10020

SECURITYHOLDERS
FRANKLIN MUTUAL ADVISERS, LLC*
By:	/s/ BRADLEY TAKAHASHI
	Name:	Bradley Takahashi
	Title:	Vice President
Address for Notices:
51 John F. Kennedy Parkway Short Hills, NJ 07078

* See footnote #2 of Exhibit A to this Agreement.

SECURITYHOLDERS
HARBERT DISTRESSED INVESTMENT MASTER FUND, LTD.
BY: HMC DISTRESSED INVESTMENT OFFSHORE MANAGER, LLC
By:	/s/ DAVID A. BOUTWELL
	Name:	David A. Boutwell
	Title:	Vice President
Address for Notices:
c/o HMC Distressed Investment Offshore Manager, LLC 555 Madison Avenue 16th Floor New York, NY 10022

SECURITYHOLDERS
ALPHA US SUB FUND VI, LLC
BY: HARBERT FUND ADVISORS, INC. (PURSUANT TO THE INVESTMENT ADVISORY AGREEMENT DATED AS OF APRIL 29, 2003, AS AMENDED)
By:	/s/ DAVID A. BOUTWELL
	Name:	David A. Boutwell
	Title:	Vice President
Address for Notices:
c/o HMC Distressed Investment Offshore Manager, LLC 555 Madison Avenue 16th Floor New York, NY 10022

SECURITYHOLDERS
SOF INVESTMENTS, L.P.
By:	/s/ MARC R. LISKER
	Name:	Marc R. Lisker
	Title:	General Counsel
Address for Notices:
645 Fifth Avenue 21st Floor New York, NY 10022

EXHIBIT A

SECURITYHOLDERS

Securityholder	Address	Shares of Common Stock	Warrants
Drawbridge OSO Securities LLC(1)	c/o Fortress Investment Group LLC 1251 Avenue of the Americas Suite 1600 New York, NY 10020	564,105	—
Drawbridge Global Opportunities LLC(1)	c/o Fortress Investment Group LLC 1251 Avenue of the Americas Suite 1600 New York, NY 10020	540,142	—
Drawbridge DSO Securities LLC(1)	c/o Fortress Investment Group LLC 1251 Avenue of the Americas Suite 1600 New York, NY 10020	772,783	25,255
Franklin Mutual Advisers, LLC(2)	51 John F. Kennedy Parkway Short Hills, NJ 07078	1,883,043	—
Harbert Distressed Investment Master Fund, Ltd.	c/o HMC Distressed Investment Offshore Manager, LLC 555 Madison Avenue 16th Floor New York, NY 10022	7,143,339	1,502,986
Alpha US Sub Fund VI, LLC	c/o HMC Distressed Investment Offshore Manager, LLC 555 Madison Avenue 16th Floor New York, NY 10022	74,706	22,381
SOF Investments, L.P.	645 Fifth Avenue 21st Floor New York, NY 10022	1,849,054	—

(1)
Fortress Investment Holdings LLC indirectly controls various affiliated investment advisers, which manage various funds that own the shares and warrants being registered hereby.

(2)
Franklin Mutual Advisers, LLC signed on behalf of its advisory fund clients set forth below (the beneficial owners of the common stock):

•
Mutual Shares Fund: 703,758 shares of common stock;

•
Mutual Qualified Fund: 303,164 shares of common stock;

•
Mutual Beacon Fund: 384,837 shares of common stock;

•
Mutual Discovery Fund: 319,179 shares of common stock;

•
Mutual Shares Securities Fund: 109,132 shares of common stock;

•
Mutual Discovery Securities Fund: 17,927 shares of common stock;

•
Mutual Beacon Fund (Canada): 14,015 shares of common stock;

•
Mutual Discovery Fund (Canada): 751 shares of common stock;

•
Franklin Mutual Beacon Fund: 29,530 shares of common stock; and

•
Franklin Mutual Shares Fund: 750 shares of common stock.

QuickLinks

REGISTRATION RIGHTS AGREEMENT
RECITALS
ARTICLE 1 DEFINITIONS
ARTICLE 2 REGISTRATION RIGHTS
ARTICLE 3 MISCELLANEOUS
SECURITYHOLDERS